EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Natural Foods, Inc.:

We consent to the use of our report dated September 26, 2017, with respect to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of July 29, 2017 and July 30, 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended July 29, 2017, and the effectiveness of internal control over financial reporting as of July 29, 2017, incorporated by reference herein.

Providence, Rhode Island
December 22, 2017